HYNES & HOWES INSURANCE COUNSELORS, INC.
                         Notes to Financial Statements
                               December 31, 1996



Note 1.   Filing of Forms 8-K

          A form 8-K was not required to be filed for the quarter reporting any unusual charges or credits to the income or change in auditors.

Note 2.   Management's Analysis of Income From Operations

          Income from operations for the three months ended December 31, 1996 increased $3,243 over the three month period ended December 31, 1995.

          Interest income increased $1,396 and other income increased $736. Interest expense decreased $1,072.